Exhibit 10.4

ESQUIRE FINANCIAL HOLDINGS, Inc.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of October 1, 2015 (the “Effective Date”), by and among Esquire Financial Holdings, Inc., a Maryland corporation (the “Company”), its wholly-owned subsidiary, Esquire Bank, N.A., a national banking association with its main office in Garden City, New York (the “Bank”), and Andrew C. Sagliocca, a resident of New York (“Executive”).

WHEREAS, Executive is currently employed as President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank; and

WHEREAS, the Company and the Bank consider the maintenance of a competent and experienced executive management team to be essential to their long-term success; and

WHEREAS, the Board of Directors of the Company (the “Company’s Board”) has determined that it is in the best interests of the Company that Executive continue to serve as the Company’s President and Chief Executive Officer, and the Board of Directors of the Bank (the “Bank’s Board”) has determined that it is in the best interests of the Bank that Executive continue to serve as the Bank’s President and Chief Executive Officer, in each case pursuant to this written employment agreement, which will be the successor to, and will supersede in its entirety, Executive’s prior employment agreement with the Bank dated January 1, 2009, and any and all other prior agreements and understandings between Executive and either the Company or the Bank regarding Executive’s employment by either; and

WHEREAS, Executive is willing to continue to serve the Company and the Bank in the positions and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

(a)          Positions. During the period of Executive’s employment under this Agreement, Executive agrees to serve as President and Chief Executive Officer of the Company and as President and Chief Executive Officer of the Bank.

(b)          Responsibilities. As President and Chief Executive Officer of both the Company and the Bank, Executive shall have general responsibility for the management and control of the business and affairs of both the Company and the Bank, and shall perform all duties and have all powers that are commonly incident to such offices or which, consistent with such offices, may be delegated to Executive by the Company’s Board or the Bank’s Board or are set forth in the bylaws of the Company or the Bank. During the period of Executive’s employment under this Agreement, except for periods of absence occasioned by illness, vacation, or other reasonable leaves of absence, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and services related to the organization, operation and management of the Company, the Bank and their subsidiaries, as well as participation in community, professional and civic organizations; provided, however, that, with the approval of the Company’s Board, as evidenced by a resolution thereof, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, any such other companies or organizations that, in the judgment of the Company’s Board, will not present any conflict of interest with the Company, the Bank or their subsidiaries, or materially negatively impact or interfere with Executive’s performance of his duties pursuant to this Agreement.

(c)          Working Facilities. The Company and/or the Bank will furnish Executive with the working facilities and staff customary for executive officers with the title and duties set forth in this Agreement and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the main office of the Bank or such other office as may be agreed upon from time to time by the parties.

2.	TERM OF EMPLOYMENT.

(a)          Term. The term of Executive’s employment under this Agreement (the “Term”) shall be (i) the initial term of employment, consisting of the period commencing on the Effective Date and expiring on the third anniversary of the Effective Date, plus (ii) any and all automatic extensions of the Term made pursuant to paragraph (b) of this Section 2 below. Upon expiration of the last day of the Term, if and as thus extended (the “Expiration Date”), Executive’s employment under this Agreement shall terminate, if it has not earlier terminated pursuant to the provisions hereof.

(b)          Extension of Term. The Term of Executive’s employment under this Agreement shall be automatically extended by one day upon completion of each day of Executive’s employment hereunder, such that a constantly extending thirty-six (36) calendar month Term shall remain in effect hereunder, provided, however, that the Company and/or the Bank may elect at any time, for any reason or no reason, to discontinue such automatic extension, by delivery of a written notice of such discontinuation to the Executive, prepared and delivered in accordance with the provisions of Section 8(a) below (any such, a “Non-renewal Notice”), in which event the Term of Executive’s employment under this Agreement shall no longer be automatically extended for each day of employment hereunder, but rather shall expire on a fixed Expiration Date, such being the third anniversary of the date of the Non-renewal Notice, as specified in the notice. During the period commencing not more than sixty (60) and not less than thirty (30) days prior to each anniversary of the Effective Date of this Agreement (each, an “Anniversary Date”), assuming no prior Non-renewal Notice has been delivered by the Company and/or the Bank to Executive, the Company’s Board and the Bank’s Board will conduct a comprehensive review of Executive’s performance, and in connection therewith, will make a determination as to whether the automatic extension of the Term of Executive’s employment, as described in the preceding sentence, will be permitted to continue, or alternatively, whether such automatic extension of the Term will be discontinued, such that a fixed Expiration Date will be established, also as described in the preceding sentence.

(c)          Early Termination. At any time during the Term of this Agreement, Executive’s employment hereunder may be terminated early, i.e., before the Expiration Date, (i) by the mutual agreement of the parties hereto, (ii) by one or more of the parties hereto, without the

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consent of the other party or parties, under certain circumstances and subject to certain terms and conditions as set forth in Sections 4, 5, 6 and 7 hereof, or (iii) upon the death, Disability or Retirement of Executive, as set forth in Section 12 hereof. The effective date of any such early termination of Executive’s employment hereunder shall be referred to as the “Termination Date.”

3.	COMPENSATION AND BENEFITS.

(a)          Base Salary. During the Term of Executive’s employment under this Agreement, the Bank shall pay to Executive for all services rendered by Executive under this Agreement a single base salary (“Base Salary”) at the initial rate of $400,000 per annum, subject to possible subsequent increases from time to time as provided in the ensuing sentence of this paragraph (a), which Base Salary will be payable in accordance with the customary payroll practices of the Company and/or the Bank. The Company’s Board and the Bank’s Board shall review not less often than annually the then current per annum rate of Executive’s Base Salary, based upon such factors as each board deems relevant, and in connection with any such review, may determine, acting jointly, to increase Executive’s Base Salary above its then current per annum rate (in which event the new base salary shall become Executive’s “Base Salary” under this Agreement), or to maintain Executive’s Base Salary at its then current per annum rate. Under no circumstances, however, may the Company’s Board and the Bank’s Board, at any time during the Term of Executive’s employment hereunder, acting jointly, determine to decrease Executive’s Base Salary to a per annum rate below the per annum rate then in effect, nor may the Company and the Bank, acting jointly, decrease Executive’s Base Salary to a per annum rate below the per annum rate then in effect, unless Executive shall have expressly consented in advance in writing to such decrease. In the absence of any review or other action by the Company’s Board and the Bank’s Board, acting jointly, regarding Executive’s Base Salary in any calendar year during the Term of this Agreement, Executive shall continue to receive his Base Salary at the per annum rate then in effect, as last approved by such boards acting jointly.

(b)          Annual Incentive Compensation. The Compensation Committee of the Company’s Board (the “Compensation Committee”) shall establish and maintain throughout the Term of Executive’s employment under this Agreement an annual cash incentive or cash bonus plan (the “Bonus Plan”), which shall provide Executive with the opportunity to earn, for each calendar year ending during such Term, in addition to the Base Salary payable to Executive during such year, incentive cash compensation in the form of a year-end bonus payment under the Bonus Plan (a “Bonus”), based upon the achievement of performance targets for such year established by the Compensation Committee, which Bonus will not be less than 25% of Executive’s Base Salary for such year (assuming achievement of the minimum threshold level of performance for the principal designated performance target(s) and/or goal(s) for such year), subject to the other terms and conditions of the Bonus Plan and applicable law and regulation. This paragraph (b) shall not be interpreted to guarantee that Executive will receive a Bonus under the Bonus Plan in any calendar year unless the minimum threshold level of performance for the principal Plan target(s) for such year has been achieved, but if such level has been achieved and any and all other conditions to payment of such a Bonus to Executive for such calendar year are met, payment of the Bonus shall be made not later than the March 15 of the immediately ensuing calendar year. Payment to Executive for any calendar year of a Bonus under the Bonus Plan, if any, shall not be construed as an increase in Executive’s Base Salary. Any payment to Executive of a Bonus under the Bonus Plan in any year shall not be offset against, and shall not preclude

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payment to Executive of, any other special cash incentive compensation or cash bonus under any other incentive compensation plan, program or arrangement of the Company or the Bank that may be applicable to Executive from time to time.

(c)          Automobile and Cellular Phone. The Company and/or the Bank shall pay Executive a monthly automobile allowance of $750, in accordance with the Company’s customary payroll practices, whether or not deductible for income tax purposes by the payor. All expenses and maintenance of the automobile shall be borne by Executive. Executive is solely responsible for apportioning the time allocated for personal use of the automobile for applicable income tax purposes. Executive shall comply with reasonable reporting and expense limitations on the use of such automobile, as the Company and/or the Bank may establish from time to time, and Executive’s annual Form W-2 shall reflect any amount attributable to Executive’s personal use of such automobile. The Company and/or the Bank shall also provide Executive with a cellular phone and shall pay (or reimburse) Executive for all reasonable expenses related to the business use of such phone. All expenses and reimbursements of Executive payable by the Company and/or the Bank hereunder shall be paid promptly, and in any event no later than March 15 of the year immediately following the year in which the expenses were incurred.

(d)          Vacation and Holidays. Executive shall be entitled to four (4) weeks paid vacation each year. To the maximum extent possible, Executive shall take vacation at a time mutually agreed upon by the parties. Executive shall receive his Base Salary and other benefits during periods of vacation. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Company.

(e)          Stock-Based Awards. Executive shall be entitled to participate in any equity or equity-based compensation plans as may be adopted by the Company’s Board and, as necessary, approved by the Company’s stockholders from time to time, under which awards may be granted to senior officers or employees of the Company or the Bank or to members of the Company’s Board or the Bank’s Board who also serve as such senior officers or employees (any such, a “Stock Plan”). For each calendar year ending during the Term of this Agreement as to which equity awards of any type (e.g., stock options, restricted stock, restricted stock units, etc.) are granted under any such Stock Plan to any one or more persons, Executive shall be entitled to receive under one or more such Stock Plan a number of awards of each such type of award that is not less than the greater of (i) 12.5% of the total number of such type of awards granted for such calendar year to all persons under all such Stock Plans, or (ii) 50% of the total number of such type of awards granted for such calendar year to the Company’s Executive Chairman under all such Stock Plans. The terms and conditions of any such types of equity awards granted to Executive generally shall be not less favorable from the standpoint of the award recipient than the terms and conditions of such types of awards granted to other similarly situated senior officers, and the grants of such awards to Executive shall generally be made at the same time and in the same manner as grants to other senior officers, as provided and subject to the terms and conditions in the relevant Stock Plan.

(f)          Other Employee Benefits. In addition to any other compensation or benefits provided for under this Agreement, Executive shall be entitled to continue to participate in any employee benefit plans, arrangements and perquisites of the Company and/or the Bank in which he participated or was eligible to participate as of the Effective Date. Executive shall also be

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entitled to participate in any employee benefits or perquisites the Company and/or the Bank offers to senior officers or employees from time to time during the Term of his employment. Neither the Company nor the Bank will, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder (other than a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Company and/or the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law)) without separately providing for an arrangement that ensures Executive receives or will receive the economic value that Executive would otherwise lose as a result of such adverse changes. Without limiting the generality of the foregoing provisions of this paragraph (f), Executive shall be entitled to participate in or receive benefits under all plans relating to stock options, restricted stock awards or restricted stock units, stock purchases, pension, profit sharing, employee stock ownership, supplemental retirement, directors’ retirement, group life insurance, medical and other health and welfare coverage that are made available by the Company or the Bank currently or at any time in the future during the Term of this Agreement, subject to and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. In addition, during the Term of Executive’s employment hereunder, the Bank shall pay the initial and all subsequent annual premiums payable on one or a series of term life insurance policies, to be selected and owned by Executive and insuring the life of Executive, which will at all times provide for a death benefit in an amount at least equal to three times Executive’s average Base Salary plus Bonus under the Bonus Plan for the prior two (2) full calendar years, and under which policies Executive will have the power to designate the beneficiary(ies).

4.	CERTAIN EARLY TERMINATIONS OF EMPLOYMENT; PAYMENTS AND BENEFITS.

(a)          Termination of Executive by the Company or the Bank, Not for Cause. If at any time during the Term of Executive’s employment under this Agreement, the Company and/or the Bank early terminates Executive’s employment (other than a Termination Following a Change in Control under Section 6, a Termination for Cause under Section 7, or a Termination due to Disability under Section 12), the Bank (i) shall pay to Executive the cash payment specified in paragraph (c) of this Section 4, below, and (ii) shall provide and pay to Executive those post-termination benefits and payments specified in paragraph (d) of this Section 4, below. A termination of Executive’s employment by the Company and/or the Bank pursuant to the foregoing sentence (any such, a “Termination Not for Cause”) shall be effected by way of a written Notice of Termination delivered by the Company and/or the Bank to Executive, as defined and subject to the terms and conditions set forth in Section 8(b) below, which notice, among other things, shall identify the proposed Termination Date, which date may not be earlier than the date of the notice. The ultimate Termination Date of Executive’s employment shall be the proposed Termination Date identified in the Notice of Termination, unless prior to such date the parties shall mutually agree in writing (a) that there will not be any such termination of Executive’s employment under this Section 4(a), or (b) that such termination will take place but as of some other date that is earlier or later than such proposed Termination Date, in which event such other date will become the actual Termination Date.

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(b)          Termination of Employment by Executive for Good Reason.

(i)            Executive’s Election and Notice. If at any time during the Term of Executive’s employment under this Agreement, there shall occur any of the specific actions or events, or series of actions or events, that individually or collectively constitute “Good Reason,” as defined in Section 25 of this Agreement, Executive shall have the right, exercisable by him at any time within ninety (90) days after he first becomes aware (or reasonably should have become aware) of such occurrence, to elect to terminate his own employment with the Company and the Bank under this Section 4(b). Such termination (a “Termination for Good Reason”) shall be communicated to the other parties by way of a prior written Notice of Termination, as defined and subject to the terms and conditions set forth in Section 8(b) below, delivered by Executive to the Company and the Bank, which notice, among other things, shall identify with reasonable specificity the action or event, or series of actions or events, constituting the Good Reason underlying Executive’s election, as well as the proposed Termination Date of his employment, which date may not be earlier than the thirtieth (30th) day following the date of the notice, provided, however, that if Executive elects to terminate his employment for Good Reason following a Change-in-Control, pursuant to and in accordance with the terms and conditions set forth in Section 6 of this Agreement, the proposed termination of employment, if effected, will be deemed a Termination Following a Change in Control, as defined and subject to the terms and conditions set forth in said Section 6, as opposed to a Termination for Good Reason under this Section 4(b), and the consequences of such termination, including the payments and benefits due to Executive, will be those specified in Section 6.

(ii)           Possible Cure. If Executive has elected to terminate his own employment under this Section 4(b) and has delivered a Notice of Termination to such effect, the Company and/or the Bank, if they have the ability to cure the actions or conditions constituting the Good Reason cited by Executive in his notice before the proposed Termination Date identified in Executive’s notice (or such later Termination Date as may be agreed upon by the parties), may individually or jointly elect to effect such a cure. If the Company and/or the Bank succeed in such cure, the proposed Termination for Good Reason by Executive of his own employment under this paragraph (b) will be deemed ineffective, and the mutual obligations, duties and rights of the parties under this Agreement will continue in effect as though Executive had never attempted to terminate his employment for Good Reason.

(iii)          Consequences of Termination. If and when a Termination for Good Reason by Executive of his own employment under this paragraph (b) becomes effective, the Bank (i) shall pay to Executive the cash payment specified in paragraph (c) of this Section 4, below, and (ii) shall provide and pay to Executive the continuing post-termination benefits and payments specified in paragraph (d) of this Section 4, below. The Termination Date of such termination shall be the proposed Termination Date set forth in Executive’s notice of Termination, unless prior to such date the parties shall mutually agree in writing (a) that there will not be any such termination of Executive’s employment under this Section 4(b), or (b) that such termination will take place but as of some other date that is earlier or later than such proposed Termination Date, in which event such other date will become the actual Termination Date.

(c)          Cash Payment. In the event of any Termination without Cause of Executive’s employment under Section 4(a) above, or any Termination for Good Reason by Executive of his

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own employment under Section 4(b) above, the Bank shall pay to Executive (or, if Executive dies after such termination of employment but before such payment, to his beneficiary(ies) or his estate, as the case may be), within the period following the Termination Date specified below, an amount in cash equal to the sum of:

(A)	the greater of:

(i)	the total dollar amount of Base Salary that would have been payable to Executive hereunder through the Expiration Date of his Term of employment, as in effect immediately prior to his termination, assuming his Base Salary would have continued at its current per annum rate as of the Termination Date throughout such remaining Term, and with no discounting to reflect the assumed current value of future payments; or

(ii)	one hundred percent (100%) of Executive’s Base Salary as of the Termination Date; plus

(B)	the dollar amount of the Bonus received by Executive under the Bonus Plan for the most recently completed calendar year preceding the Termination Date, multiplied by the greater of:

(i)	the number of years (including partial years) included in the period extending from January 1 of the calendar year in which the Termination Date falls until the Expiration Date of the remaining Term of Executive’s employment, as in effect immediately prior to his termination; or

(ii)	one (1.0).

Such total amount shall be paid to Executive in a single lump sum cash distribution made within thirty (30) days following the Termination Date; provided however, if, at the Termination Date, Executive is a “Specified Employee” of the Company or the Bank, as defined in Treasury Regulation 1.409-1(i), then, solely to the extent required to avoid penalties under Section 409A of the Internal Revenue Code (the “Code”), such payment shall be delayed until the first day of the seventh full month following the Termination Date. Such payment shall not be reduced in the event Executive obtains other employment following such early termination of his employment hereunder.

(d)          Other Post-Termination Benefits. In the event of any Termination without Cause of the Executive’s employment under Section 4(a), above, or any Termination for Good Reason by Executive of his own employment under Section 4(b), above, Executive and his family will no longer be eligible, on and after the Termination Date, to participate in any employee benefit plans, arrangements and perquisites of the Company and/or the Bank, subject to their rights to continuing medical and dental coverage under COBRA, provided however, that the Company and/or the Bank shall pay the cost of Executive’s (and, to the extent eligible under the terms of the applicable plans, Executive’s family members’) continuing medical and dental coverage, as in effect on the Termination Date, and as amended from time to time thereafter, for a period of eighteen (18) months following such Termination Date (the “COBRA Period”), to the extent that Executive and his family members elect COBRA continuation coverage for such period (with the

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cost of any such COBRA coverage which is self-funded by the Company and/or the Bank to be includable in the taxable income of Executive). In addition, following any termination of employment under this Section 4, the Bank or its successor will pay to Executive, in a single lump sum cash distribution, an amount equal to the sum of:

(A)	the estimated cost of a medical and dental coverage for Executive and his eligible family members for a period extending from the last day of the COBRA Period until the Expiration Date of the remaining Term of Executive’s employment, determined immediately prior to the termination of his employment, based on the coverage and cost levels in effect for Executive and his family on the Termination Date, plus

(B)	the expense of converting Executive’s Company-paid life insurance to an individual life insurance policy.

Such amount shall be paid to Executive within the thirty (30) day period following the Termination Date, provided however, if, at the Termination Date, Executive is a Specified Employee as defined in Treasury Regulation Section 1.409A-1(i), then, solely to the extent required to avoid penalties under Section 409A of the Code, such payment shall be made within the first thirty (30) days after the first day of the seventh calendar month commencing after such Termination Date. Executive in his discretion may use all or a portion of such cash payment to purchase the coverage described in subparagraph (A) above and/or to pay for the conversion of the policy described in subparagraph (B) above.

5.	VOLUNTARY TERMINATION BY EXECUTIVE OF EMPLOYMENT WITHOUT GOOD REASON.

(a)          30 Day Prior Notice. If at any time during the Term of Executive’s employment under this Agreement, Executive elects to voluntarily terminate his own employment with the Company and the Bank, other than any such early termination that qualifies as (i) a Termination for Good Reason by Executive of his own employment under Section 4(b), above, (ii) a Termination Following a Change in Control by Executive (for Good Reason or without Good Reason) under Section 6, below, or (iii) a termination for Disability or upon Retirement under Section 12, below, Executive shall be obligated to deliver, and shall deliver to each of the Company and the Bank, a prior written Notice of Termination, as defined and subject to the terms and conditions set forth in Section 8(b), below, which notice, among other things, shall identify the proposed Termination Date, which may not be earlier than the thirtieth (30th) day nor later than the forty-fifth (45th) day following the date of the notice. Any such termination of employment (a “Voluntary Termination of Employment”) shall be subject to the right of the Company and/or the Bank to extend the period of Executive’s employment hereunder for a specified period beyond the proposed Termination Date identified by Executive in his notice, as provided in paragraph (c) below.

(b)          Payments; Benefits. In the event of any such Voluntary Termination of Employment by Executive under this Section 5, Executive shall be entitled to receive from the Company and/or the Bank, as of or after the Termination Date of his employment, any accrued but unpaid Base Salary payable to Executive as of the Termination Date, as well as any other benefits or rights

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due to Executive as of or after the Termination Date under any other compensation or benefit plan, policy or arrangement of the Company and/or the Bank as in effect on the Termination Date, including any vested benefits or amounts payable thereunder to Executive as a former employee, in accordance with the terms and conditions of such plans, policies and arrangements, including retirement plans and health and welfare plan. Except as provided in the preceding sentence or in the ensuing paragraph 5(c), Executive shall not be entitled to receive any further compensation or benefits from the Company and/or the Bank after or as a result of any Voluntary Termination of Employment by Executive, except such as may be required to be paid or provided to him under applicable law.

(c)          Extension Period. In the event the Executive elects to terminate his employment voluntarily under this Section 5, and has delivered a Notice of Termination to such effect in accordance with paragraph (a), above, the Company and/or the Bank may elect, by way of a writing delivered to Executive at any time within the fifteen (15) day period following the date of Executive’s Notice of Termination, to extend Executive’s employment with the Company and the Bank under this Agreement for a total of ninety (90) days beyond the date on which the Company makes such election (the “Extension Period”). In such event, the last day of the Extension Period shall be the Termination Date of Executive’s employment hereunder. Following receipt by Executive of the written notice of any such extension, Executive, in addition to performing his usual duties for the Company and/or the Bank hereunder, shall also assist the Company and the Bank for the duration of the Extension Period in achieving a successful transition of Executive’s duties from Executive to the person or persons chosen to succeed Executive, in ways the parties hereto reasonably conclude may be both practical and efficacious. In return for Executive’s continued service, as well as his performance of such additional duties, for the duration of the Extension Period, the Bank shall pay to Executive as of or as soon as practicable after the last day of such Extension Period, in addition to any accrued and unpaid Base Salary and other compensation due him at such date, a special cash bonus (the “Transition Bonus”) equal to the sum of

(i)	fifty percent (50%) of the total dollar amount of the Base Salary payable to Executive for such Extension Period, plus

(ii)	thirty-seven and one-half percent (37.5%) of the dollar amount of the annual bonus Executive received under the Bonus Plan for the most recent preceding fiscal year.

During that portion of the Extension Period in which Employee’s employment continues, the Bank shall pay to Executive his Base Salary and such additional cash compensation, and the Company and/or the Bank shall provide to Executive such additional benefits and perquisites, as would normally be paid or provided to him during the Term of his employment hereunder, includable amounts, if any, payable to Executive under the Bonus Plan. Failure by Executive to continue in the employment of the Company and the Bank for the full duration of any Extension Period elected by the Company and/or the Bank under this paragraph (c) shall result in forfeiture by Executive of any right to receive the Transition Bonus or any portion thereof otherwise payable to him under this paragraph (c), as well as the forfeiture by Executive of any other unvested rights Executive may have to any other compensation or benefits as of the date of Executive’s discontinuation of employment.

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(d)          Termination Date. The Termination Date of any Voluntary Termination of Employment under this Section 5 shall be the proposed Termination Date identified by Executive in his Notice of Termination, or any other Termination Date as may be mutually agreed upon by the parties before such date, provided, however, that if the Company and/or the Bank, having received a Notice of Termination from Executive, elects to require Executive to extend his employment hereunder for an Extension Period, the Termination Date will be the last day of such Extension Period or any earlier date in such period as of which Executive discontinues his employment.

6.	TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL.

(a)          Payment Upon Termination After a Change in Control. If a Change in Control, as defined in Section 25, below, shall occur, and

(i)	within twenty-four (24) months after the effective date of such Change in Control, the Company and/or the Bank shall terminate Executive’s employment hereunder (other than pursuant to a Termination For Cause under Section 7, below), or

(ii)	within twenty-four (24) months after the effective date of such Change in Control, Executive shall terminate his own employment hereunder for Good Reason (as defined in Section 25), or

(iii)	within twelve (12) months after the effective date of such Change in Control, Executive shall terminate his own employment hereunder, for any reason or no reason but not for Good Reason,

the Bank shall pay and provide to Executive (or if Executive dies following such termination of employment and prior to such payment, to his beneficiary or beneficiaries or his estate, as the case may be), as severance pay or liquidated damages, or both, (A) the cash payment as specified in paragraph (b), below, and (B) certain post-termination benefits, as specified in paragraph (c) below. Any such termination of employment under this Section 6 (each, a “Termination Following a Change-in-Control”) shall be effected by way of a written Notice of Termination, as defined and subject to the terms and conditions set forth in Section 8(b), below, delivered by the party(ies) electing to terminate Executive’s employment to the other party or each of the other parties hereto, which notice, among other things, shall identify the proposed Termination Date, which in the case of each such termination shall meet the specified conditions applicable to each set forth in the ensuing sentences, as well as any other information required in connection with such termination. The Termination Date for any Termination Following a Change in Control described in subparagraph (a)(i) or subparagraph (a)(ii), above (and the proposed Termination Date identified in the Notice of Termination relating to any such termination), shall not be later than the day before the second anniversary of the effective date of the Change in Control, and, in the case of any Termination Following a Change in Control described in subparagraph (a)(ii), above, shall not be earlier than the thirtieth (30th) day following the date of the Notice of Termination. The Termination Date for any Termination Following a Change in Control described in subparagraph (a)(iii), above (and the proposed Termination Date identified in the Notice of Termination relating to any such termination), shall not be later than the day before the first anniversary of the effective date of the Change in Control. The Notice of Termination for any Termination Following a Change in Control described in subparagraph (a)(ii), above, must

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also identify with reasonable specificity the action or event, or series of action and events, constituting the Good Reason underlying Executive’s election, and any such attempted Termination Following a Change in Control under subparagraph (a)(ii), above, shall also be subject to possible cure by the Company and/or the Bank, as such cure is described in Section 4(b)(ii), above, which cure if achieved will render such attempted termination ineffective.

(b)          Cash Payment. In the event any Termination Following a Change in Control under this Section 6 becomes effective, the Bank shall pay to Executive, as severance pay or liquidated damages, or both, an amount in cash equal to 299% of Executive’s average Annual Compensation (as defined below) over the five (5) most recently completed calendar years ending with the year immediately preceding the calendar year in which the effective date of such Change in Control occurs. In determining Executive’s average Annual Compensation, “Annual Compensation” shall include Base Salary and any other taxable income, including, but not limited to, amounts related to Base Salary, the vesting or exercise of restricted stock or stock option awards, commissions, bonuses (whether paid or accrued for the applicable period), as well as retirement benefits, director or committee fees and fringe benefits paid or to be paid to Executive or paid for Executive’s benefit during any such year, amounts paid or to be paid to any profit sharing or employee stock ownership plan, if any, and other retirement contributions or benefits, including to any tax-qualified plan or arrangement (whether or not taxable) made or accrued on behalf of Executive for such year. If a Change in Control occurs within less than five years after Executive’s current employment by the Company and/or the Bank commenced, then average Annual Compensation shall be determined based on the number of full calendar years for which Executive has been continuously employed by the Company and/or the Bank prior to the year in which the Change in Control occurs. All cash amounts payable to Executive under this paragraph (b) of Section 6 shall be paid in a single cash lump sum distribution within thirty (30) days following the Termination Date of Executive’s employment; provided however, if, at the Termination Date, Executive is a “Specified Employee,” as defined in Treasury Regulation 1.409-1(i), then, solely to the extent required to avoid penalties under Section 409A of the Code, such payment shall be made within the first thirty (30) days after the first day of the seventh full month commencing after such Termination Date. Such payment shall not be reduced in the event Executive obtains other employment following such early termination of his employment hereunder.

(c)          Other Post-Termination Benefits. In the event any Termination Following a Change-in-Control under this Section 6 becomes effective, Executive and his family will no longer be eligible, on or after the Termination Date, to participate in any employee benefit plans, arrangements and perquisites of the Company and/or the Bank, subject to their rights to continuing medical and dental coverage under COBRA. The Bank shall pay the cost of Executive’s (and, to the extent eligible under the terms of the applicable plans, Executive’s family members’) medical and dental coverage, as in effect on the Termination Date, and as amended from time to time thereafter, for a period of eighteen (18) months following such Termination Date (the “COBRA Period”), to the extent that Executive and his family members elect COBRA continuation coverage for such period (with the cost of any such COBRA coverage which is self-funded by the Company and/or the Bank to be includable in the taxable income of Executive). In addition, following any termination of employment under this Section 6, the Bank or its successor will pay to Executive, in a single lump sum cash distribution, an amount equal to the sum of:

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(A)	the estimated cost of a medical and dental coverage for Executive and his eligible family members for a period extending from the last day of the COBRA Period until the Expiration Date of the remaining Term of Executive’s employment, determined immediately prior to the termination of his employment, based on the coverage and cost levels in effect for Executive and his family on the Termination Date, plus

(B)	the expense of converting Executive’s Company-paid life insurance to an individual life insurance policy.

Such amount shall be paid to Executive within the thirty (30) day period following the Termination Date, provided however, if, at the Termination Date, Executive is a Specified Employee as defined in Treasury Regulation Section 1.409A-1(i), then, solely to the extent required to avoid penalties under Section 409A of the Code, such payment shall be made within the first thirty (30) days after the first day of the seventh calendar month commencing after such Termination Date. Executive in his discretion may use all or a portion of such cash payment to purchase the coverage described in subparagraph (A) above and/or to pay for the conversion of the policy described in subparagraph (B) above.

7.	TERMINATION OF EXECUTIVE’S EMPLOYMENT FOR CAUSE.

(a)          At any time during the Term of this Agreement, including after a Change in Control, the Company and/or the Bank may terminate Executive’s employment hereunder for “Cause,” as defined in Section 25, below. In the event that any termination under this Section 7 (a “Termination for Cause”) becomes effective, Executive shall not have any rights to receive, and shall not receive, any compensation or benefits for any period after the Termination Date, including compensation or benefits that he would otherwise have been entitled to receive after a termination of his employment under any other provisions of this Agreement, except for any such compensation or benefits that he is entitled to receive as a matter of law.

(b)          In order for a Termination for Cause to become effective under this Section 7, each of the following must occur:

(i)	Notice. The Company and/or the Bank must deliver to Executive a written Notice of Termination, as defined and meeting the requirements set forth in Section 8(b) below, which notice (i) clearly discloses that the Company and/or the Bank, as applicable, intends to terminate Executive for Cause within the meaning of this Section 7, (ii) sets forth in reasonable detail the facts and circumstances allegedly constituting such Cause such that Executive has a fair opportunity to understand and defend himself against such allegations; and (iii) advises Executive of his right to request a hearing, as described in subparagraph (b)(ii), below, and the date or range of dates for such hearing, if requested.

(ii)	Hearing. The Company and/or the Bank, as applicable, shall provide Executive with an opportunity to be heard, with assistance of counsel if he so desires, before the Company’s Board and/or the Bank’s Board, as applicable, at a hearing to be held on a date or within a range of dates identified in the Notice of Termination,

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which date may not in any event be earlier than the thirtieth (30th) day after the date of the notice, for the purpose of enabling Executive to demonstrate, through written and/or verbal rebuttal, that Cause for his termination under this Section 7 does not exist. The hearing may be held in conjunction with a regular or special meeting of such board (or each such board) at which the Executive’s Termination for Cause will subsequently be evaluated and determined.

(iii)	Final Determination by Board. After the hearing (if there is a hearing), or after a period of at least thirty (30) days has elapsed after the date of the Notice of Termination (if there is not a hearing), each of the Company’s Board and the Bank’s Board, acting at a regular or special meeting of such board duly called and held, shall make a final determination in its reasonable discretion as to whether Cause for the termination of Executive exists and if the board determines, by the affirmative vote of not less than three-fourths of the entire membership thereof (excluding Executive), that Cause for the termination of Executives does exist and that Executive should be terminated for Case, there shall be delivered to Executive written notice of the final determination of such board or boards that Executive be terminated for Cause and identifying the effective date of such termination (the Termination Date).

(c)          Without limiting the foregoing, the Company and/or the Bank, on or after delivery to Executive of the initial Notice of Termination to Executive, may suspend Executive, with or without pay, for a period not to exceed forty (40) days, and such suspension shall not constitute either a Termination without Cause or a Termination for Good Reason of Executive under the Agreement.

8.	CERTAIN NOTICES

(a)          Notice of Non-Renewal. Any Notice of Non-Renewal delivered by the Company and/or the Bank to Executive under Section 2(b) of this Agreement shall be in writing. Such notice shall state that the Company’s Board and/or the Bank’s Board (as appropriate) has elected to discontinue the automatic extension of the Term of Executive’s employment under Section 2(b), by action taken by such board(s), and shall identify the date on which such board or each such board acted, and that such date (or if there is more than one such date, the later of such dates) shall be deemed the date of non-renewal as well as the date of the Notice of Non-Renewal. Any notice given under this Section 8(a) may be delivered to Executive (i) in person, by an agent or representative of the Company and/or the Bank, (ii) by paid courier, (iii) by e-mail, or (iv) by U.S. mail, return receipt requested, in each case, at or addressed to the residence address of Executive (or if by email, the email address of Executive) as set forth at such time on the Company’s records;

(b)          Notice of Termination. In the event of any early termination of Executive’s employment under this Agreement, including without limitation under any of Sections 4, 5, 6 and 7, the notice of termination required to be delivered by the party(ies) electing to terminate Executive’s employment to each of the other party(ies) hereto (and such, a “Notice of Termination”) shall be in writing, and shall identify (i) the specific termination provision in this Agreement relied upon by the terminating party(ies), (ii) the terminating party(ies)’ proposed Termination Date for such

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termination, and (iii) the date of the notice, determined as provided below. The Notice of Termination shall also set forth such other information, if any, as may be required in the particular termination provision under which the election is being made. The Notice of Termination must be delivered in person by the terminating party (or one of the terminating parties, if there is more than one), or by a representative or agent of any such party, to each of the other party(ies), at the address of the particular party (which shall be the street address of the main office of the Bank on such date, and for Executive, the street address of his principal residence on such date). The date of any Notice of Termination is the date such notice is delivered to the last party entitled to such delivery to whom delivery is made. Such date of delivery shall be set forth on the notice itself, or shall be communicated by the terminating party to each of the other parties by other means, including email or other electronic means of communication, on or as soon as possible after the date of the notice.

(c)          Upon delivery by any party to any other party of a Notice of Termination with respect to any early termination of Executive’s employment under this Agreement, the ability of any other party to early terminate Executive’s employment hereunder shall be suspended until the attempt by the party giving the earlier Notice of Termination to achieve such termination is abandoned or fails, provided however, that no provision in this Agreement, including this Section 8(c), will prevent, suspend, or in any way delay or interfere with any determination by the Company and/or the Bank to notify Executive that he is being terminated for Cause and to proceed with all actions required in connection with such termination, which determination, once reached and communicated to Executive by way of a Notice of Termination, will preempt and preclude any other attempt by any party, including Executive, to early terminate his employment, until the for Cause termination proceeding has been completed or abandoned.

9.	SECTION 280G TAX GROSS-UP.

(a)          Reimbursement of Tax Payments. Notwithstanding anything herein to the contrary contained in this Agreement or in any other agreement between the Company and/or the Bank and Executive or any plan or policy of or binding upon the Company and/or the Bank, in the event that the aggregate payments or benefits made or to be made to Executive under this Agreement, in connection with a “change of control” as defined under Section 280G of the Code, when combined with any other payments or benefits made or permitted, or required to be made or permitted, to Executive under any other plan, agreement or arrangement of the Company and/or the Bank or any of their subsidiaries or affiliates, should cause or have caused Executive to be obligated to pay or to become liable for any Federal excise taxes under Section 4999(a) of the Code and/or any state or local excise taxes attributable to payments that qualify as “excess parachute payments” under Section 280G of the Code (collectively, such Federal, state and local excise taxes to be referred to as “Parachute Taxes”), as determined by an accounting or law firm (“Firm”) regularly utilized by the Company and/or the Bank, the Company and/or the Bank shall promptly pay, or reimburse Executive for Executive’s payment of, the following:

(i)	such Parachute Taxes;

(ii)	all Parachute Taxes payable by Executive as a result of the Company’s and/or the Bank’s payment or reimbursement of amounts under subparagraph (i), above, this subparagraph (ii) or subparagraph (iii) below; and

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(iii)	all Federal, state, and local income taxes payable by Executive as a result of the Company’s or the Bank’s payment or reimbursement of amounts under subparagraphs (i) and (ii), above, and this subparagraph (iii).

(b)          Report on 280G Tax Liabilities. The Firm making such determination regarding Parachute Taxes shall provide to the Company and/or the Bank and to Executive a written report of its determinations hereunder as soon as practicable after making such determinations. No later than fifteen (15) days following Executive’s receipt of the report from the Firm, Executive will notify the Company and/or the Bank in writing of any disagreement with said report, and, in such case, the Company and/or the Bank shall direct the Firm to promptly discuss its determinations with an accountant or counsel designated by Executive in his written notice of disagreement and seek to reach an agreement regarding same no later than forty-five (45) days after Executive’s initial receipt of the report from the Firm, with each of the parties to bear the cost of its or his own accountants or counsel. The parties shall each provide the Firm access to and copies of any books, records and documents in their possession reasonably requested by the Firm, and otherwise cooperate with the Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 9.

(c)          Tax Returns. The Federal, state and local income or other tax returns filed by Executive shall be prepared and filed on a consistent basis with the determination with respect to any excise taxes payable by Executive. Executive, at the request of the Company and/or the Bank, shall provide the Company and/or the Bank true and correct copies (with any amendments) of his Federal income tax return as filed with the Internal Revenue Service that relate to or would be affect by such excise taxes and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company and/or the Bank, evidencing such conformity.

(d)          Timing of Reimbursement Payments. Any reimbursement amounts payable by the Company and/or the Bank to Executive pursuant to this Section 9 will be made in immediately available funds to Executive on the later of (i) the date on which Executive remits the applicable taxes or payments to the appropriate taxing authorities or (ii) the date on which Executive first advises the Company and/or the Bank of such remittance. In no event will any such payment be made later than the end of the calendar year next following the calendar year in which Executive remits such taxes to the applicable taxing authority.

10.	POST-TERMINATION OBLIGATIONS.

(a)          Post-Termination Payments Subject to Executive’s Compliance with Section 11. The payment or provision by the Company and/or the Bank of any amounts or benefits required to be paid or provided by them to Executive after the termination of his employment under this Agreement shall, unless otherwise specified in Section 11, be subject to Executive’s compliance with Section 11 for one (1) full year after the Expiration Date of Executive’s employment under this Agreement or earlier termination of such employment, Executive shall, upon reasonable notice, furnish to the Company and/or the Bank such information and assistance as may reasonably be required by such entity(ies) in connection with any litigation to which they or any of their subsidiaries is, or may become, a party.

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(b)          Post-Termination Cooperation. Executive agrees, upon prior reasonable notice and reimbursement by the Company and/or the Bank of reasonable costs and expenses of Executive, including for his time, to cooperate with the Company, the Bank or their subsidiaries in any legal matters that may require Executive’s participation and/or assistance during the twenty-four (24) month period following the Expiration Date of Executive’s employment under this Agreement or any earlier termination of such employment. Executive expressly agrees to provide reasonable assistance (including testimony where appropriate) in such matters. The Company and/or the Bank will only request such assistance from Executive if such assistance is reasonably necessary.

11.	NON-COMPETITION, NON-SOLICITATION, NON-DISCLOSURE AND NON-DISPARAGEMENT.

(a)          Non-Compete. Upon the expiration of Executive’s employment under this Agreement or the earlier termination of such employment, including without limitation under Section 4, 5, 7 or 12(c) of this Agreement, for a period of one year following such Expiration Date or Termination Date, Executive agrees not to compete with the Company, the Bank or any of their subsidiaries, in any city, town or county in which the office that was Executive’s normal business office immediately before such expiration or termination is located or in which the Company, the Bank or any of their subsidiaries has an office or has filed an application for regulatory approval to establish an office, determined as of the Expiration Date or Termination Date, except as may be agreed to by the Company or the Bank pursuant to a resolution duly adopted by the Company’s Board and/or the Bank’s Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Company, the Bank or their subsidiaries. The parties hereto, recognizing that irreparable injury will result to the Company, the Bank and their subsidiaries, including their business and property, in the event of Executive’s breach of this Section 11(a), agree that in the event of any such breach by Executive, the Company and/or the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that, in the event of the expiration or early termination of his employment under this Agreement, Executive’s experience and capabilities are such that Executive will likely be able to obtain employment in a business engaged in other lines and/or of a different nature than the Company and its subsidiaries, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Company, the Bank or their subsidiaries from pursuing any other remedies available to them for such breach or threatened breach by Executive of this Section 11(a), including the recovery of damages from Executive.

(b)          Non-Solicitation. Executive recognizes that the business of the Company and the Bank is highly competitive, and therefore acknowledges and agrees that at all times while employed by the Company and/or the Bank and for a period of one year following the Expiration Date of Executive’s employment under this Agreement or earlier termination of such employment, Executive shall not, directly or indirectly, individually or together with any other person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, executive, manager, agent, representative, independent contractor, consultant or otherwise:

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(i)	solicit in any manner or seek to obtain the business of any person who is or was a customer or an active prospective customer of the Company or the Bank during the one-year period prior to the Expiration Date or Termination Date of Executive’s employment; or

(ii)	request or advise any customer, supplier, vendor or others who were doing business with the Company or the Bank during the one-year period prior to the Expiration Date or Termination Date of Executive’s employment, or any other person, to terminate, reduce, limit or change their business or relationship with the Company or the Bank; or

(iii)	induce, request or attempt to influence any officer of the Company or the Bank to terminate his or her employment with the Company or the Bank;

provided, however, that nothing in this Section or any other provision of this Agreement shall preclude or prohibit Executive, if Executive’s Term of employment with the Company and/or the Bank shall have expired or Executive’s employment shall have been early terminated, and within one year after the Expiration Date or Termination Date, Executive shall have accepted employment with a successor employer (“New Employer”), from (a) entering into discussions or negotiations with any customers or active prospective customers of the Company or the Bank referred to in subparagraph (i) above regarding their entering into business or customer relationships or opening accounts with the New Employer, or (b) engaging in discussions or negotiations with any officers of the Company or the Bank referred to in subparagraph (iii) above regarding their accepting employment with the New Employer, if in each such case such discussions and negotiations are not the result, directly or indirectly, of solicitations, inducements, approaches, overtures or other expressions of interest initiated by Executive with such customers or officers but rather are the result, directly or indirectly, of any one or more such actions taken by such customers or such officers with Executive in his capacity as an employee of New Employer.

(c)          Non-Disclosure. Executive recognizes and acknowledges that his knowledge of the business activities and plans for business activities of the Company, the Bank and their subsidiaries, as it may exist from time to time, is a valuable, special and unique asset of the business of the Company, the Bank and their subsidiaries. Executive will not, for a period of one year following expiration or termination of his employment hereunder, disclose any knowledge of the past, present, planned or considered business activities of the Company, the Bank and their subsidiaries to any person, firm, corporation or other entity for any reason or purpose whatsoever, unless expressly authorized to do so by the Company’s Board or the Bank’s Board or as required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company, the Bank or their subsidiaries. In the event of a breach or threatened breach by Executive of the provisions of this Section 11(c), the Company and/or the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, knowledge of the past, present, planned or considered business activities of the Company, the Bank or their subsidiaries or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed

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as prohibiting the Company and/or the Bank from pursuing any other remedies available to the Company and/or the Bank for such breach or threatened breach of this Section 11(c), including the recovery of damages from Executive.

(d)          Disparagement. Executive agrees that, during the Term and thereafter, he will not, directly or indirectly, alone or in conjunction with any other party, make statements to customers or suppliers of the Company and/or the Bank or to other members of the public that are in any way disparaging or negative towards the Company or the Bank, or the products or services of either, or the Company’s or the Bank’s representatives, Directors, or employees.

(e)          Remedies. Executive acknowledges and agrees that his obligations under this Section 11 are of a special and unique nature and that a failure to perform any such obligation or a violation of any such obligation would cause irreparable harm to the Company and/or the Bank, the amount of which cannot be accurately compensated for in damages by an action at law. In the event of a breach by the Executive of any of the provisions of this Section 11, the Company and/or the Bank shall be entitled to an injunction restraining the Executive from such breach. Nothing in this Section shall be construed as prohibiting the Company and/or the Bank from pursuing any other remedies available for any breach of this Section 11.

12.	DEATH, DISABILITY OR RETIREMENT.

(a)          Death. Notwithstanding any other provision of this Agreement to the contrary, in the event of Executive’s death during the Term of his employment under this Agreement, the Company and/or the Bank shall immediately pay his estate any accrued but unpaid amounts of Executive’s Base Salary or other compensation as of the date of his death. Executive’s estate or beneficiaries shall not be entitled to any further compensation from the Company and/or the Bank for any period subsequent to Executive’s death, except for any payments which may be payable under the Company’s or the Bank’s applicable benefit plans and policies.

(b)	Disability.

(i)	Payments under Company Plans. Upon the determination that Executive has suffered a Disability, as defined in Section 25 of this Agreement, under any group long-term disability plan or program sponsored by the Company or the Bank at such time, disability payments thereunder shall commence within thirty (30) days.

(ii)	Termination of Employment. In the event of Executive’s Disability, Executive’s obligation to perform services under this Agreement will terminate.

(iii)	Special Payments and Benefits. Unless the Company or the Bank has previously purchased for the benefit of Executive an individual disability policy providing a disability benefit that, when aggregated with any disability benefit provided under a group disability program sponsored by the Company or the Bank, pays a disability benefit equal to Executive’s Base Salary, then within thirty (30) days of a Disability determination, Executive shall receive from the Company and/or the Bank a lump sum cash payment equal to his annual rate of Base Salary in effect at the date of the Disability determination. Such payment shall be reduced by the amount of any short- or long-term disability benefits payable to Executive under

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any disability program sponsored by the Company, but in no event shall Executive’s Disability benefit be reduced below zero. In addition, for a one-year period following any Disability determination, to the extent permitted under said programs, the Company and/or the Bank shall pay the cost of Executive’s, and to the extent applicable under any non-taxable medical and dental plans, Executive’s dependents’, continued coverage under such medical and dental plans of the Company in which Executive participated prior to the occurrence of Executive’s Disability, on the same terms as if Executive were actively employed by the Company and/or the Bank. If the Company and/or the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits, or the payment of such benefits in the manner contemplated would subject the Company and/or the Bank or Executive to penalties, then the Company and/or the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits. Such cash lump sum payment shall be made within thirty (30) days after the Termination Date, or, if on such date, Executive is a “Specified Employee,” as defined in Treasury Regulation 1.409A-1(i)), then solely to the extent required to avoid penalties under Section 409A of the Code, such payment shall be made within thirty (30) days after the first day of the seventh month following Executive’s Termination Date. Executive shall also be entitled to receive any other benefits available to employees terminated for Disability under any benefit plans or programs in which Executive participated prior to his Disability.

(c)          Retirement. If Executive has attained retirement or early retirement age under any tax-qualified retirement plan of the Company and/or the Bank in which Executive is a covered employee (“Retirement Plan”), Executive may elect to retire under such Retirement Plan, in the manner and subject to the procedures specified in such plan, and in such event, Executive shall be entitled to such benefits and shall receive such payments as are provided under such Retirement Plan and under any other tax-qualified or nonqualified retirement pension, severance or other similar plan then maintained by the Company and/or the Bank in which Executive is then a covered employee or otherwise entitled to participate. The termination of Executive’s employment incident to such retirement will not be deemed an early termination of Executive’s employment under any of Sections 4, 5, 6 or 7 of this Agreement, but will be deemed a termination of Executive’s employment under other sections of this Agreement, unless such other sections expressly exclude from their applicability or coverage any termination of employment due to retirement.

13.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto regarding the issues addressed herein, and supersedes any prior employment or change in control agreement between the Company and/or the Bank (or their predecessors) and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

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14.	NO ATTACHMENT.

(a)          No Offset or Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b)          Binding. This Agreement shall be binding upon and inure to the benefit of Executive, the Company and the Bank and their respective successors and assigns.

15.	MODIFICATION AND WAIVER.

(a)          Modification/Amendments. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

(b)          Waivers. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any remaining part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law of the State of New York and applicable federal law.

19.	DISPUTE RESOLUTION.

(a)          Payments of Withheld Amounts and Benefits. In the event that any dispute or controversy arising under or in connection with any early termination of Executive’s employment hereunder is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this

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Agreement. Such payment shall occur no later than two and one-half (2½) months after the dispute is settled or resolved in Executive’s favor.

(b)          Legal Fees. All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company and/or the Bank if and only if Executive is successful pursuant to a legal judgment, arbitration or settlement. Such payment or reimbursement shall occur no later than two and one-half (2½) months after the dispute is settled or resolved in Executive’s favor.

20.	KEY-MAN LIFE INSURANCE.

The Company and/or the Bank may, in its sole discretion, elect to purchase key man life insurance on the life of Executive under which the Company and/or the Bank is designated as the beneficiary. Executive agrees to submit, at any reasonable time and location, to any physical examination required by the insurance carrier designated by the Company and/or the Bank and to execute any documents necessary to effect the issuance of such policy.

21.	INDEMNIFICATION.

The Company and/or the Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the expense of the Company and/or the Bank, and each of the Company and the Bank shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company or the Bank, as applicable (whether or not he continues to be such a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the costs of reasonable settlements.

22.	SUCCESSORS AND ASSIGNS.

The Company and/or the Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and/or the Bank, expressly and unconditionally to assume and agree to perform the Company’s and/or the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Company and/or the Bank would be required to perform if no such succession or assignment had taken place.

23.	SUBJECT TO APPLICABLE LAW.

Any payments made or benefits provided by the Company and/or the Bank to Executive pursuant to this Agreement, or otherwise, and any rights or obligations related to such payments or benefits, are subject to and conditioned upon compliance with applicable law, including but not limited to 12 U.S.C. §§371c, 371c-1 and 12 C.F.R. Part 223 promulgated thereunder, and 12 U.S.C. §1828(k) and 12 C.F.R. Part 359 promulgated thereunder.

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24.	SECTION 409A COMPLIANCE.

The parties intend that all provisions of this Agreement shall either be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Agreement, “termination,” “termination date” and “terminate” when used in the context of termination of employment shall mean a “separation from service” with the Company and its affiliates (i.e., generally an entity 50% or more of which is owned or controlled by the Company), as such term is defined in Treasury Regulation Section 1.409A-1(h) (provided, that the reasonably anticipated reduced level of bona fide services, if any, to be performed by Executive after such separation from service shall be less than 50 percent of the average level of bona fide services provided to the Company and its affiliates by Executive in the immediately preceding 36 month period). Nothing in this Agreement shall be interpreted to permit accelerated payment or further deferral of nonqualified deferred compensation, as defined in Section 409A, or any other payment or further deferral in violation of the requirements of Section 409A. Executive does not have any right to make any election regarding the time or form of payment due under this Agreement. Expenses and reimbursement of expenses will be paid by the Company and/or the Bank consistent with their generally applicable policies, and in any event no later than the end of the calendar year following the calendar year in which the expenses are incurred. With respect to reimbursements that constitute taxable income to Executive, no such reimbursements or expenses eligible for reimbursement in any calendar year shall in any way affect the expenses eligible for reimbursement in any other calendar year and Executive’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit. No provision of this Agreement shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) and the parties agree to revise the Agreement as necessary to comply with Section 409A or an exemption therefrom and fulfill the purpose of the voided provision. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its respective affiliates, employees or agents. Except for the obligation of the Company and/or the Bank under Section 9 of this Agreement to reimburse Executive for certain tax payments he may be required to make resulting from his receipt of certain change of control payments from the Company and/or the Bank, all taxes associated with payments made to Executive pursuant to this Agreement, including any liability imposed under Section 409A, shall be borne by Executive.

25.	CERTAIN DEFINED TERMS.

For purposes of this Agreement, the following capitalized terms shall have the meanings given to each below

(a)          “Cause.” For purposes of any termination of Executive's employment hereunder for “Cause,” Cause shall be deemed to exist if Executive:

(i)	has engaged in any willful act or omission that, in the judgment of Company’s Board or Bank’s Board has caused or will likely cause substantial economic damage to the Company or the Bank (as applicable) or substantial injury to the business reputation of the Company or the Bank (as applicable); or

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(ii)	has engaged in an act or acts of dishonesty or fraud intended to result in enrichment or advantage to Executive or a third party at the expense of the Company or the Bank or through the use of the Company’s or the Bank’s assets (including proprietary or confidential information); or

(iii)	has engaged in willful failure (other than due to physical or mental incapacity) to carry out Executive’s duties and responsibilities to the Company or the Bank, including any reasonable directions from the Company’s Board or the Bank’s Board, within the standards of performance which could reasonably be expected of an employee working for a banking institution or bank holding company in a similar position, if such willful failure continues for ninety (90) days or more after written notice of such failure is provided to Executive by the Company or the Bank; or

(iv)	has willfully failed or refused (A) to comply with any material term or provision of this Agreement, (B) to adhere to the material terms of such employment-related policies or procedures as have been or may be established by the Company or the Bank, or (C) to execute and comply with the material terms of such instruments as may reasonably be requested by the Company or the Bank consistent with the foregoing clauses (A) and (B), including, without limitation, the Company’s or the Bank’s rules and policies with respect to conduct and ethics; or

(v)	has been convicted or enters a plea of guilty or nolo contendere or enters into a pretrial diversion program or similar program relating to a felony or any crime involving moral turpitude; or

(vi)	is subject to an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive's employment with the Bank or the Company, unless Executive has appealed such order and such appeal is pending; or

(vii)	abuses alcohol or any controlled substance in a manner that materially negatively affects Executive’s performance or abilities at the Company and/or the Bank, whether or not such activity constitutes a crime; or

(viii)	is prohibited from employment with an FDIC-insured institution under applicable federal law.

For purposes of this definition of “Cause,” no act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company or the Bank.

(b)          “Change-in-Control.” For purposes of this Agreement, a “Change in Control” shall mean (1) a change in ownership of the Company or the Bank as defined and described in subparagraph (i) below, or (2) a change in effective control of the Company or the Bank as defined and described in subparagraph (ii) below, or (3) a change in the ownership of a substantial portion of the assets of the Company or the Bank as defined and described in

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subparagraph (iii) below. The definition of Change in Control in this Agreement shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent modified herein.

(i)	Change in the ownership of the Company or the Bank. A change in the ownership of the Company or the Bank shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of such entity that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such entity.

(ii)	Change in the effective control of the Company or the Bank. A change in the effective control of the Company or the Bank shall occur on the date that either (1) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30% or more of the total voting power of the stock of the Company or the Bank; or (2) a majority of members of the Company’s or the Bank’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such entity’s board prior to the date of the appointment or election, provided that this sub-section (d)(ii)(2) is inapplicable where a majority shareholder of the applicable entity is another corporation.

(iii)	Change in the ownership of a substantial portion of the Company’s or the Bank’s assets. A change in the ownership of a substantial portion of the Company’s or the Bank’s assets occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of such entity immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the entity, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this subparagraph (iii) when there is a transfer to an entity that is controlled by the shareholders of the transferring entity immediately after the transfer.

(c)          “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence during the Term of Executive’s employment under this Agreement of any one or more of the following actions or events, or series of actions or events, unless the same shall have been expressly consented to, in advance, by Executive in writing: (A) failure by the Company’s Board to elect or re-elect or appoint or re-appoint Executive as President and Chief Executive Officer of the Company, or failure by the Bank’s Board to elect or re-elect, or approve or re-approve Executive as President and Chief Executive Officer of the Bank, in connection with any

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annual or other election or appointment by the Company or the Bank of their senior officers for an upcoming year or period; (B) any material diminution in Executive’s functions, duties or responsibilities with the Company, the Bank or their subsidiaries, the general effect of which would cause Executive’s position to become one of lesser responsibility, importance or scope from the position and attributes thereof described in Section 1 of this Agreement; (C) relocation of Executive’s principal place of employment to any location more than thirty (30) miles radius from Executive's principal place of employment on the Effective Date of this Agreement, unless the distance in miles between Executive’s principal residence and his new principal place of employment following such relocation is less than the distance in miles between Executive’s principal residence and his principal place of employment immediately prior to such relocation; (D) any determination by the Company’s Board or the Bank’s Board under Section 2(b) to discontinue the automatic extension of Executive’s Term of employment under Section 2(b), above; or (E) any material breach of this Agreement by the Company and/or the Bank.

(d)          “Disability.” For purposes of this Agreement, Executive shall be considered to have a “Disability” or be “Disabled” if under any group long-term disability plan or program sponsored by the Company or the Bank at the time of Executive’s physical or mental impairment, Executive would be entitled to recover disability benefits due to Executive’s inability to continue to perform services for the Company or the Bank. If the Company or the Bank sponsors no such plan at the time of Executive’s physical or mental impairment, then “Disability” or “Disabled” shall be construed to comply with Section 409A of the Internal Revenue Code and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and/or the Bank; or (iii) Executive is determined to be totally disabled by the Social Security Administration.

26.	COMPANY PERFORMANCE GUARANTEE; SOURCE OF PAYMENTS.

The Company unconditionally agrees to pay and provide to Executive all amounts and benefits due hereunder to Executive, including amounts and benefits specifically required to be paid and provided by the Bank, if such amounts are not timely paid or provided by the Bank, for any reason or no reason. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the payor.

[Signature Page Follows]

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SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:	ESQUIRE FINANCIAL HOLDINGS, INC.

/s/ Eric Bader	/s/ Robert Mitzman
Secretary	For the Entire Board of Directors

ATTEST:	ESQUIRE BANK, N.A.

/s/ Eric Bader	/s/ Robert Mitzman
Secretary	For the Entire Board of Directors

WITNESS:	EXECUTIVE:

/s/ Tony Coelho	/s/ Andrew C. Sagliocca
Secretary	Andrew C. Sagliocca

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